Exhibit 10.2

Sonus Pharmaceuticals, Inc.

Executive Compensation Program

I.                                        PURPOSE

The Sonus Pharmaceuticals, Inc. (Company) Executive Compensation Program describes the components of the Company Compensation Policy (Policy) as it relates to executives.

II.                                    ADMINISTRATION

The program is administered by the President & CEO and the Vice President of Human Resources pursuant to Sonus’ Compensation Policy within maximum amounts approved by the Board of Directors and subject to performance measures, weightings and performance levels for the short-term incentive program established by the Board.  All decisions on base pay, short-term incentive (bonus), and long-term incentive (performance awards) are made in December of each year.

The Compensation Committee and the Board of Directors administer the annual compensation program as it applies to the President & CEO and consider all relevant factors, including all of the executive criteria stated in the Policy and the Program.

III.                                COMPONENTS OF COMPENSATION

A.  BASE SALARY

See Appendix A, Components of Executive Compensation, for New-Hire Salary and Annual Merit Increases.

B.            SHORT-TERM INCENTIVE PROGRAM (STIP)

See Appendix A, Components of Executive Compensation, for STIP.

Target Award Levels

Target award levels for each STIP participant have been established based on competitive practice and Sonus’ compensation philosophy.  Threshold and maximum award levels represent 50% and 150% of target, respectively.

Title	Target STIP Award (as a % of base salary)

President & CEO	45%

Senior Vice President	35%

Vice President	25%

Award Payout of STIP

The Compensation Committee retains the discretion to recommend that STIP awards be paid in cash, restricted stock, stock options, promissory note, or to defer payments via a nonqualified deferred compensation program.

C.  LONG-TERM INCENTIVE PROGRAM (LTIP)

See Appendix A, Components of Executive Compensation, for LTIP for new-hire awards and for performance awards.

All stock option awards are based on practices for similarly-situated employees at other life sciences organizations.  Target award levels reflect multiple perspectives, including number of shares, typical ownership levels for similar positions, and aggregate share use (dilution.)  Awards for annual performance include individual performance, strategic value of the individual, and retention objectives.

Target Award Levels

	Performance Award Range
Title/Level	Target	Maximum
CFO/SVP	40,000	60,000
CMO	40,000	60,000
Vice Presidents	20,000	30,000

IV.                                MISCELLANEOUS PROVISIONS

A.                                   This Program is effective as of July 25, 2006 and will continue until the Compensation Committee and/or Board terminates the Program.  The Compensation Committee and/or Board retain the right to amend, alter, or terminate this Program at any time.

B.                                     All decisions made by the Compensation Committee and/or Board regarding administration and interpretation of the Program shall be final and binding on all persons, including the Company and all employees.

C.                                     Nothing contained in this document shall be deemed to alter the relationship between the Company and an employee or the contractual relationship between an executive and the Company if there is a written contract regarding such relationship.  Furthermore, nothing contained in this document shall be construed to constitute a contract of employment between the Company and an executive.  The Company and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.

APPENDIX A

COMPONENTS OF EXECUTIVE COMPENSATION

COMPONENTS	NEW HIRES	EXISTING EMPLOYEES
NEW-HIRE BASE SALARY

Benchmark comparable position in peer and competitor companies; consult published salary surveys; evaluate skill set, experience, education, prior performance, aptitude for success in position and at Sonus. May consider strategic importance, scarcity of skills, and other pertinent factors.

NA

ANNUAL MERIT INCREASES

Eligibility

Hired on or before Sept. 30. Any increase will be pro-rated per date of hire.

Amount

Based upon achievement against corporate, team, and individual goals and objectives, strategic value of the position, internal equity, market analysis, salaries for comparable positions in specified comparator companies, and other relevant factors. Determined during Q4.

Eligibility

Currently an active employee.

Amount

Based upon achievement against corporate, team, and individual goals and objectives, strategic value of the position, internal equity, market analysis, salaries for comparable positions in specified comparator companies, and other relevant factors. Determined during Q4.

COMPONENTS	NEW HIRES	EXISTING EMPLOYEES
SHORT-TERM INCENTIVE (STIP)

Eligibility

Hired on or before Sept. 30. Pro-rated per date of hire. If hired on or after Oct. 1 may be eligible for personal objectives only.

Calculation

Aggregate total calculated for each goal. If threshold not achieved, no points are earned. If superior achieved, no more than maximum points will be earned. Total aggregate points are multiplied by each executive’s target STIP award to establish the earned award percentage. This percentage is then multiplied by each executive’s base salary to determine the dollar value of the award.

Award Payout

Bonuses are paid during Q1 of the year following the review year. An executive must be actively employed on the date awards are paid in order to receive an award. Pro-rated per date of hire.

Eligibility

Currently an active employee.

Calculation

Aggregate total calculated for each goal. If threshold not achieved, no points are earned. If superior achieved, no more than maximum points will be earned. Total aggregate points are multiplied by each executive’s target STIP award to establish the earned award percentage. This percentage is then multiplied by each executive’s base salary to determine the dollar value of the award.

Award Payout

Bonuses are paid during Q1 of the year following the review year. An executive must be actively employed on the date awards are paid in order to receive an award.

LONG-TERM INCENTIVE (LTIP)

Eligibility New-hire Award

As soon as administratively possible after hire date.

Exercise Price

The closing price of Sonus stock on the day the award is approved. Approvals of awards shall be made effective as of the last business day of the month during which employment commences.

Vesting

Vesting shall commence as of the last business day of the month during which employment commences. Four-year time-based vesting with one-quarter of the total award vesting after one year and the remainder in 36 equal monthly installments.

Eligibility Annual Performance Award

Hired on or before June 30 of the review year. If less than a full year, will be pro- rated per date-of-hire.

Exercise Price

The closing price of Sonus stock on the day the award is approved. Approvals of awards shall be made effective as of the last business day of the year.

Vesting

Vesting shall commence as of the last business day of the year. Four-year time-based vesting with one-quarter of the total vesting after one year and the remainder in 36 equal monthly installments.